Exhibit 16.3

U.S Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

We have reviewed the China Precision Steel, Inc. Form 8K/A Amendment No 1 dated October 17, 2007 and are in agreement with comments made in paragraph (a) of this filing.

We have no basis to agree or disagree with the statements made in paragraph (b) of this filing.

/s/ Murrell, Hall, McIntosh & Co. PLLP

Murrell, Hall, McIntosh & Co. PLLP
Oklahoma City, Oklahoma
November 27, 2007